SiriusPoint Announces Dividend on Series B Preference Shares

HAMILTON, Bermuda August 1, 2024 -- SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), an international specialty insurer and reinsurer, has announced that the Audit Committee of the Board of Directors of SiriusPoint Ltd. approved a quarterly cash dividend of $0.50 per share on its 8.00% Resettable Fixed Rate Preference Shares, Series B, $0.10 par value, $25.00 liquidation preference per share payable on August 30, 2024 to Series B shareholders of record as of August 15, 2024.
About SiriusPoint
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Stable) from AM Best, S&P and Fitch, and A3 (Stable) from Moody’s. For more information please visit www.siriuspt.com.
Contacts
Investor Relations
Sarah Singh, VP, Strategy and Investor Relations
sarah.singh@siriuspt.com
+1 646 884 4310

Media
Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+ 44 7718882011